Exhibit 10.17

INVESTMENT AGREEMENT

By and Between

LASERLOCK TECHNOLOGIES, INC.

AND

VERIFYME, INC.

Dated as of December 31, 2012

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Table of Contents

SECTION 8.13.	No Termination	29
SECTION 8.14.	Restrictive Legends	29

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INVESTMENT AGREEMENT, dated as of December 31, 2012 (this “Agreement”), by and between LaserLock Technologies, Inc. (the “Company”), a Nevada corporation, and VerifyMe, Inc. (the “Purchaser”), a Texas corporation.

WHEREAS, the Purchaser desires to purchase the Shares and the Warrants from the Company and the Company desires to issue and sell the Shares and the Warrants to the Purchaser; and

WHEREAS, concurrently with the purchase of the Shares and the Warrants by the Purchaser and the sale of the Shares and the Warrants by the Company, the Purchaser and the Company shall enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company and the Purchaser hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01     Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Registration Rights Agreement and the Warrants.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of the date hereof, between the Purchaser and the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in the State of New York.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Common Stock Equivalents” means any issuance of any warrants, options or subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into, or exchangeable for, shares of Common Stock and the issuance of any warrants, options or subscription or purchase rights with respect to such convertible or exchangeable securities.

“Company” shall have the meaning set forth in the Preamble.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all (a) (i) licenses of Intellectual Property by the Company or the Company Subsidiary to any Person, (ii) licenses of Intellectual Property by any Person to the Company or the Company Subsidiary relating to the transfer, development, maintenance or use of Intellectual Property, and (b) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property to or under which the Company or the Company Subsidiary is a party or beneficiary, or by which the Company or the Company Subsidiary, or any of its or their properties or assets, may be bound.

“Company Subsidiary” means LL Security Products, Inc., a Pennsylvania corporation.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien including Tax liens (other (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the ordinary course of business and not incurred in the borrowing of money), charge, or encumbrance.

“Environmental Law” means any Law relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) exposure to Hazardous Substances; or (d) pollution or protection of the environment, health, safety or natural resources, including natural resource damages.

“Equity Financing” shall have the meaning set forth in Section 6.08(a).

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, among the Purchaser, the Company, and Shearman & Sterling LLP, as escrow agent.

“Escrow Amount” means $1,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Financial Statements” means the audited consolidated balance sheet of each of the Company and its consolidated Subsidiary for each of the last three fiscal years ended December 31, 2011, 2010 and 2009 and the related audited consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows, together with the related notes and schedules thereto, accompanied by the reports of accountants.

“Founder” has the meaning set forth in Section 5.10.

“GAAP” means the generally accepted accounting principles applied in the United States.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the SEC or the appropriate state public utilities commissions.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (b) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and accrued liabilities arising in the ordinary course of business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capitalized lease obligations of such Person, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities securing Indebtedness, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (h) all Indebtedness of any other Person of the type referred to in clauses (a) through (g) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable (other than indirectly as a result of a performance guarantee not entered into with respect to Indebtedness), and (i) all third party Indebtedness of the type referred to in clauses (a) through (h) above secured by any lien or security interest on property (including accounts and contract rights) owned by the Person whose Indebtedness is being measured, even though such Person has not assumed or become liable for the payment of such third party Indebtedness.

“Intellectual Property” means, collectively, (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs; (b) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith; (c) works of authorship (including all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, and (iv) technology supporting websites, and the contents and audiovisual displays of websites) and copyrights, and moral rights, design rights and database rights therein and thereto; (d) trade secrets, know-how and invention rights; and (e) registrations, applications, continuations, renewals and extensions for any of the foregoing in clauses (a)-(d).

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiary as of June 30, 2012 and September 30, 2012 and related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position together with the related notes and schedules thereto.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means all Intellectual Property that the Company or the Company Subsidiary is licensed or otherwise permitted to use pursuant to the Company IP Agreements.

“Loss” shall have the meaning set forth in Section 7.02(a).

“Lower Price” shall have the meaning set forth in Section 6.03(b).

“Material Adverse Effect” means any event, circumstance, change or effect on the Company and the Company Subsidiary, or their business that, individually or in the aggregate with all other events, circumstances, changes and effects on the Company and the Company Subsidiary or their business, (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiary taken as a whole or (b) would prevent or materially delay consummation of the transactions contemplated herein by the Company or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided, however, that the following shall not be taken into account in determining whether a Material Adverse Effect has occurred:  (i) changes in applicable Law or GAAP or in any interpretation thereof that do not disproportionately affect the Company and the Company Subsidiary taken as a whole (relative to other participants in the industries in which the Company and the Company Subsidiary operate); (ii) changes in the industries in which the Company and the Company Subsidiary conduct their respective businesses that do not disproportionately affect the Company and the Company Subsidiary taken as a whole (relative to other participants in the industries in which the Company and the Company Subsidiary operate); (iii) any event, circumstance, change or effect arising directly or indirectly from the public announcement of this Agreement or pendency of the transactions contemplated herein; (iv) any change in the market price or trading volume of the Shares (but not the underlying cause of such change); (v) any event, circumstance, change or effect arising directly or indirectly from any act of terrorism, war or any other similar event that does not disproportionately affect the Company and the Company Subsidiary taken as a whole (relative to other participants in the industries in which the Company and the Company Subsidiary operate); and (vi) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company or its Subsidiary at the written direction of the Purchaser or the failure of the Company or its Subsidiary to take any action that the Company or its Subsidiary are specifically prohibited from taking pursuant to this Agreement and were not consented to by the Purchaser.

“Material Contract” shall have the meaning set forth in Section 3.12.

“New Securities” shall have the meaning set forth in Section 6.08(a).

“Offer Notice” shall have the meaning set forth in Section 6.08(b).

“Owned Intellectual Property” means all Intellectual Property owned by, purported to be owned by or under obligation of assignment to, the Company or the Company Subsidiary.

“Patent and Technology License Agreement” means the Patent and Technology License Agreement, dated as of the date hereof, between the Purchaser and the Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-Emptive Right” shall have the meaning set forth in Section 6.08(a).

“Preferred Stock” means the senior convertible preferred stock, $0.001 par value per share, of the Company.

“Purchase Price” means $1,000,000.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser’s Pro-Rata Portion” shall have the meaning set forth in Section 6.08(a).

“Purchaser Indemnified Party” shall have the meaning set forth in Section 7.02(a).

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit A.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 3.09.

“Securities” shall have the meaning set forth in Article V.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued to the Purchaser as set forth in Section 2.01(a).

“Subscription Agreement” means the Subscription Agreement in substantially the form attached hereto as Exhibit B.

“Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Tax Returns” shall have the meaning set forth in Section 3.14.

“Technology and Services Agreement” means the Technology and Services Agreement, dated as of the date hereof, between the Purchaser and the Company.

“Third Party Claims” shall have the meaning set forth in Section 7.02(c).

“Warrants” means the warrants to purchase shares of Common Stock in the form attached hereto as Exhibit C.

SECTION 1.02.  Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(f)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns; and

(h)           references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

SECTION 2.01.     Transactions.  Subject to the terms and conditions of this Agreement:

(a)           The Company hereby agrees to sell and issue to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, 22,222,222 shares of Common Stock and a warrant to purchase 22,222,222 shares of Common Stock, and in exchange therefor, the Purchaser agrees to pay cash in the amount of the Purchase Price to the Company.

(b)           Within 30 days after Closing, Purchaser shall propose the allocation of the Purchase Price between the Shares and the Warrants in form and substance reasonably acceptable to both parties, and the parties hereto shall use their best reasonable efforts to agree to such allocation.

SECTION 2.02.     Closing.  Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Shares and the Warrants and the other transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the date hereof or at such other place or at such other time or such other date as the Purchaser and the Company shall mutually agree upon in writing (the date on which the Closing takes place being the “Closing Date”).

SECTION 2.03.     Closing Deliveries by the Company.  At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser:

(a)           Executed counterparts of the Ancillary Agreements.

(b)           Stock certificates representing the Shares, in the name of the Purchaser.

(c)           Certificates evidencing the Warrants, in the name of the Purchaser.

(d)           A letter to the Purchaser from the Company, signed by an officer of the Company, acknowledging that, in accordance with the terms of Section 6.06, the Company shall appoint Purchaser’s two (2) designees as non-voting observers to the Company’s board of directors and the Company shall appoint Purchaser’s two (2) designees as advisors to each of the Company’s advisory committees.

SECTION 2.04.     Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company:

(a)           Executed counterparts of the Ancillary Agreements.

(b)           The Purchase Price, by wire transfer of immediately available funds to the bank account designated by the Company to the Purchaser.

SECTION 2.05.     Subscription Agreement.

(a)            On or before January 31, 2013, the parties hereto shall execute and deliver the Subscription Agreement, pursuant to which the Company shall sell and issue to the Purchaser, and the Purchaser shall purchase from the Company, $1 million in stated amount of cumulative Preferred Stock and a warrant to purchase 33,333,333 shares of Common Stock, which warrants may be exercised on a cashless exercise basis, initially at twelve cents ($0.12) per share, and in exchange therefor, the Purchaser shall release from escrow the Escrow Amount, to be paid out of such escrow to the Company by wire transfer of immediately available funds to a bank account designated by the Company.

(b)           Prior to the execution of the Subscription Agreement, the Company shall establish the terms, preferences, and other special rights of the Preferred Stock under a certificate of designation made effective in the State of Nevada, on terms no less favorable to the Purchaser than those set forth on Schedule 2.05(b) and otherwise agreed by the Purchaser.

(c)           In respect of the agreement set forth in Section 2.05(a), at the Closing, the Purchaser shall deliver the Escrow Amount into escrow at Shearman & Sterling LLP, subject to the terms set forth in the Escrow Agreement, by wire transfer of immediately available funds to a bank account designated by Shearman & Sterling LLP to the Purchaser.

(d)           If, for any reason, the parties hereto do not, on or before January 31, 2013, execute and deliver the Subscription Agreement and consummate the transactions contemplated in the Subscription Agreement (including the issuance by the Company to the Purchaser of Preferred Stock and warrants to purchase Common Stock in the amounts and on the terms set forth therein), then the Purchaser may, at its sole discretion, (i) return to the Company all or any part of the shares of Common Stock and warrants exercisable for shares of Common Stock held by the Purchaser and (ii) rescind the Technology and Services Agreement, the Patent and Technology License Agreement, the Asset Purchase Agreement, and any transaction made pursuant to such agreements, and in exchange therefor, the Company shall promptly, but in no event less than three (3) Business Days later, refund to the Purchaser in cash the price originally paid by the Purchaser for such shares of Common Stock and warrants exercisable for shares of Common Stock by wire transfer of immediately available funds to a bank account designated by the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

As an inducement to the Purchaser to enter into this Agreement, the Company hereby represents and warrants to the Purchaser, except as set forth in the SEC Reports (as defined below) of the Company filed with the SEC on or after January 1, 2012 and prior to the date of this Agreement and disclosed on Exhibit E hereto, other than disclosures referred to in the “Risk Factors” section of any such SEC Report of the Company, as follows:

SECTION 3.01.     Organization, Authority and Qualification of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the failure to do so would have a Material Adverse Effect.  The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company and its stockholders, as the case may be.  This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements) shall constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, fraudulent conveyances, moratorium or other similar Laws affecting the validity or enforcement of creditors rights generally and the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 3.02.     Company Subsidiary.  (a)  The Company Subsidiary does not conduct any business and holds only de minimis assets.  Neither the Company nor the Company Subsidiary is a member of (nor is any material part of their business conducted through) any partnership nor is the Company or the Company Subsidiary a participant in any joint venture or similar arrangement that is material to the Company.

(b)           (i) The Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by the Company Subsidiary and to carry on its business as it has been and is currently conducted by the Company Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the failure to be so would have a Material Adverse Effect.

SECTION 3.03.     Capitalization.  (a)  The authorized capital stock of the Company consists of 425,000,000 shares of Common Stock and 75,000,000 shares of preferred stock.  As of the date hereof, (i) 208,368,225 shares of Common Stock were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding and (iii) 14,325,996 shares of Common Stock were reserved for issuance pursuant to (w) outstanding options to acquire Common Stock to employees and directors of the Company, (x) outstanding warrants to acquire Common Stock and (y) outstanding debt instruments convertible into 26,250,000 shares of Common Stock.

(b)           Other than as set forth in Section 3.03(a), there are no outstanding options, warrants, subscriptions, calls, convertible securities, phantom equity, equity appreciation or similar rights, or other rights, agreements, arrangements or commitments (contingent or otherwise) (including any right of conversion or exchange under any outstanding security, instrument or other agreement or any preemptive right) obligating the Company to deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or other securities, instruments or rights which are, directly or indirectly, convertible into or exercisable or exchangeable for any shares of its capital stock.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Common Stock to which the Company is a party.  As of the date hereof, the Company has not granted or agreed to grant any holders of shares of Common Stock or securities convertible into Common Stock registration rights with respect to such shares under the Securities Act.

(c)           The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities Laws, or pursuant to valid exemptions therefrom.  None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights.

SECTION 3.04.     No Conflict.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the Amended and Restated Certificate of Incorporation of the Company, dated December 17, 2003, as amended, or the Amended and Restated Bylaws of the Company, dated December 17, 2003, as amended, (b) conflict with or violate any Law or Governmental Order applicable to the Company or any of its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the shares of Common Stock or any of the assets of the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of the shares of Common Stock or any of the assets of the Company is bound or affected, other than such conflicts or violations described in clause (c) above as would not reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company will not result in any acceleration of, or requirement to repay, convert or exchange any of the Indebtedness of the Company.

SECTION 3.05.     Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company do not and will not require any material consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, other than the filing of a Form D with the SEC.

SECTION 3.06.     Compliance with Laws.  (a)  The Company has conducted and continues to conduct its business, in all material respects, in accordance with all Laws and Governmental Orders applicable to the Company or its properties or business, and the Company is not in violation in any material respect of any Law or Governmental Order.

(b)           No Governmental Order has affected or, to the knowledge of the Company, could affect, the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.07.     Financial Information; Books and Records.  The Financial Statements and the Interim Financial Statements (a) were prepared in accordance with the books of account and other financial records of the Company and its consolidated Subsidiary, (b) present fairly in all material respects the consolidated financial condition and results of operations of the Company and its consolidated Subsidiary as of the dates thereof or for the periods covered thereby, and (c) have been prepared in accordance with GAAP applied on a basis consistent with past practice (except as may be described in the notes thereto or, in the case of the Interim Financial Statements as permitted by the Quarterly Reports on Form 10-Q under the Exchange Act) and (d) in the case of the Financial Statements, include all adjustments that are necessary for a fair presentation of consolidated financial condition and results of the operations as of the dates thereof or for the periods covered thereby.

SECTION 3.08.     Litigation.  There are no material Actions by or against the Company and relating to the Company or affecting any of the assets of the Company pending before any Governmental Authority (or, to the knowledge of the Company, threatened to be brought by or before any Governmental Authority) and neither the Company nor any of its assets or properties is subject to any material Governmental Order (nor, to the knowledge of the Company, are there any such material Governmental Orders threatened to be imposed by any Governmental Authority).

SECTION 3.09.     SEC Reports.  The filings required to be made by the Company under the Securities Act and the Exchange Act (the “SEC Reports”) have been filed with the SEC, including all forms, statements, reports, written agreements and all documents, exhibits, amendments and supplements appertaining thereto, and the Company has complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.  As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has filed all certifications and statements required by (a) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (b) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to the SEC Reports filed after July 30, 2002.  The Company maintains disclosure controls and procedures required under the Exchange Act, and such controls and procedures are designed to provide reasonable assurance that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.  The Company maintains complete copies of all policies, manuals and other documents promulgating such disclosure controls and procedures (and all written descriptions thereof) in compliance with applicable Law.  As used in this Section 3.09, the term “file” shall be broadly construed to include any document or information “filed” or “furnished” to the SEC.

SECTION 3.10.     Valid Issuance of the Shares, Warrants and Warrant Shares.  The Shares and the Warrants are duly authorized by the Company.  The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and validly reserved for issuance and, upon issuance in accordance with the terms of the Warrants for the consideration expressed therein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer that result from applicable state and federal securities Laws.

SECTION 3.11.     Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.  (a)  Except as disclosed on Schedule 3.11, since September 30, 2012, the Company has conducted its business in all material respects only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have, a Material Adverse Effect.

(b)           Other than as disclosed in the Financial Statements, the Company has no Liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than (i) Liabilities or obligations related to the transactions contemplated by this Agreement, (ii) Liabilities, obligations or contingencies that are accrued or reserved against in the Financial Statements or disclosed in the notes thereto, (iii) Liabilities which were incurred after September 30, 2012 in the ordinary course of business and would not be reasonably expected to have a Material Adverse Effect or (iv) Liabilities that would not be required by GAAP to be reflected in a consolidated corporate balance sheet.

SECTION 3.12.     Material Contracts.  (a)  Each material contract to which the Company is a party (a “Material Contract”) (i) is valid and binding on the Company and, to the knowledge of the Company, each of the other parties thereto, except as such enforceability may be limited by any applicable bankruptcy, insolvency, fraudulent conveyances, moratorium or other similar Laws affecting the validity or enforcement of creditors’ rights generally and the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall continue in full force and effect without penalty or other adverse consequence.  The Company is not in breach of, or default under, any Material Contract.

(b)           The Company has not received any notice of termination, cancellation, breach or default under any Material Contract, and, to the knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder.

SECTION 3.13.     Intellectual Property.  (a)  The Company Intellectual Property includes, and the Company and the Company Subsidiary have sufficient rights to use, all Intellectual Property used or held for use in connection with the operation of the Company’s and its Subsidiary’s businesses, and there are no other items of Intellectual Property that are material to or necessary for the operation of the Company’s and its Subsidiary’s businesses as conducted in the year preceding the date hereof, and for the continued operation of the Company’s and the Company’s Subsidiary businesses immediately after the Closing in substantially the same manner as operated prior to the Closing.  The Company or the Company Subsidiary is the exclusive owner of all right, title and interest in and to each item of the Owned Intellectual Property, free and clear of all exclusive licenses, non-exclusive licenses not granted in the ordinary course of business consistent with past practice, and Encumbrances, or any obligation to grant any of the foregoing.  The Company or the Company Subsidiary has a valid license to use the Licensed Intellectual Property in connection with the operation of their business, subject only to the terms of the applicable Company IP Agreements.

(b)           The Company Intellectual Property is (i) valid, subsisting and enforceable, and (ii) not subject to any outstanding Governmental Order affecting any of the use by the Company or the Company Subsidiary thereof or rights thereto, or that would, to the knowledge of the Company, impair the validity or enforceability thereof.  The registered Owned Intellectual Property is currently in compliance with any and all formal legal requirements necessary to record and perfect the Company’s or the Company Subsidiary’s interest therein and the chain of title thereof.  There is no Action pending, asserted, or, to the knowledge of the Company, threatened in writing (A) against the Company or the Company Subsidiary concerning the ownership, validity, registerability, enforceability or use of, or licensed right to use, any of the Company Intellectual Property, or (B) contesting or challenging the ownership, validity, registerability or enforceability of, or the Company’s or the Company Subsidiary’s right to use, any Company Intellectual Property.  The Company and the Company Subsidiary are not in violation of any agreement or arrangement with, or any obligation to, any Governmental Authority that does, or to the knowledge of the Company would, with the passage of time, (A) impair the validity or enforceability of any Owned Intellectual Property, (B) affect any of the Company’s or the Company Subsidiary’s use thereof or rights thereto, including all rights to license, transfer, commercialize or otherwise exploit such Owned Intellectual Property, or (C) result in the grant of any license under, or any lien on, any Owned Intellectual Property.

(c)           The operation of the businesses of the Company and the Company Subsidiary and the use of the Company Intellectual Property in connection therewith does not, and has not, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person.  There is no Action pending, asserted, or, to the knowledge of the Company, threatened in writing against any of the Company or the Company Subsidiary concerning any of the foregoing, nor has any of the Company or the Company Subsidiary received any written notification that a license under any other Person’s Intellectual Property is or may be required.  To the Company’s knowledge, no Person is engaging, or has engaged, in any activity that infringes, misappropriates or otherwise violates or conflicts with any of the Company’s Intellectual Property.

(d)           The Company and the Company Subsidiary have taken commercially reasonable measures to maintain the confidentiality of all confidential information, including trade secrets, used or held for use in connection with the operation of its business.  No confidential information, trade secrets or other confidential Intellectual Property of the Company has been disclosed by the Company or the Company Subsidiary to any Person except pursuant to valid and enforceable non-disclosure or license agreements that the Company or the Company Subsidiary, and to the knowledge of the Company, any such Person, have not breached.

(e)           To the extent that any Intellectual Property has been conceived, developed or created for the Company or the Company Subsidiary by any other Person, the Company or the Company Subsidiary, as applicable, have executed valid and enforceable written agreements with such Person with respect thereto transferring to the Company or the Company Subsidiary the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment.

SECTION 3.14.     Taxes.  (a) All material returns and reports in respect of Taxes (“Tax Returns”) required to be filed by the Company or the Company Subsidiary (including any consolidated, combined or unitary Tax Returns) have been timely filed (unless covered by valid extensions of the filing dates therefor); (b) except where being contested in good faith, all Taxes required to be shown on such Tax Returns or otherwise due have been timely paid; (c) all such Tax Returns are true, correct and complete in all material respects; (d) except for adjustments, actions or proceedings in respect of which adequate reserves have been established in accordance with GAAP applied on a basis consistent with past practice, (i) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority and, to the knowledge of the Company, no basis exists for any such adjustment and (ii) there are no pending or, to the knowledge of the Company, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any corporation that was included in the filing of a Tax Return with the Company on a consolidated or combined basis; and (e) there are no Tax liens filed against any assets of the Company.

SECTION 3.15.     Environmental Matters.  To the Company’s knowledge, there are no facts or circumstances relating to the business of the Company that would give rise to any material violation or liability under any Environmental Law.

SECTION 3.16.     Investment Company.  The Company is not, and immediately after receipt of payment for the Shares and Warrants will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

SECTION 3.17.     Board Approval.  The Company’s board of directors, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement is fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Ancillary Agreements and declared their advisability and (c) approved the issuance of the Shares, the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants contemplated by this Agreement and the Ancillary Agreements.

SECTION 3.18.     Brokers.  No placement agent, broker, finder or investment banker is entitled to any placement, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Company.

SECTION 3.19.     Solvency.  The Company is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.  After giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, each of the Company and the Company Subsidiary will be solvent (in that both the fair value of such entity’s assets will not be less than the sum of such entity’s debts and that the present fair saleable value of such entity’s assets will not be less than the amount required to pay such entity’s probable liability on such entity’s recourse debts as they mature or become due).

SECTION 3.20.     Pro Forma Capitalization Table and Balance Sheet.  Exhibit D hereto sets forth a pro forma capitalization table and balance sheet of the Company as of December 31, 2012, giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Company to enter into this Agreement, the Purchaser hereby represents and warrants to the Company as follows:

SECTION 4.01.     Organization and Authority of the Purchaser.  The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser.  This Agreement and the Ancillary Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party) this Agreement and the Ancillary Agreements to which the Purchaser is a party shall constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

SECTION 4.02.     No Conflict.  The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or by the Ancillary Agreements, except in the case of any of the foregoing that would not be reasonably expected to have a material adverse effect.

SECTION 4.03.     Restricted Securities.  Neither the offer nor the sale of the Shares and the Warrants purchased hereunder will be registered under the Securities Act or any other securities Laws.  The Purchaser understands that the offering and sale of the Shares and the Warrants is intended to be exempt from registration under the Securities Act.

SECTION 4.04.     Purchase Entirely For Own Account.  The Purchaser is acquiring the Shares and the Warrants to be acquired hereunder for its own account, and (except as contemplated by the Registration Rights Agreement) not with a view to the public resale, in violation of any securities Law.  The Purchaser does not have, and as of the date hereof, has not engaged in any negotiations, discussions or other communications with respect to, any contract, agreement, understanding or arrangement with any Person to sell any portion of the Shares or the Warrants.

SECTION 4.05.  Suitable Investor.  The Purchaser represents and warrants that it is suited to make the investment contemplated by this Agreement.

ARTICLE V

RISK FACTORS

AN INVESTMENT IN THE SHARES AND THE WARRANTS AS WELL AS THE SHARES OF COMMON STOCK ISSUABLE UPON ANY EXERCISE OF THE WARRANTS (COLLECTIVELY REFERRED TO HEREIN AS THE “SECURITIES”) INVOLVES A HIGH DEGREE OF RISK; THE COMPANY IS A DEVELOPMENT STAGE COMPANY WITH LIMITED ASSETS, REVENUES OR OPERATIONS; THERE ARE OR MAY BE COMPETITIVE PRODUCTS AND SERVICES IN THE MARKETPLACE FOR THE COMPANY’S PRODUCTS AND SERVICES; THE MARKETPLACE MAY NOT ACCEPT THE COMPANY’S PROPOSED PRODUCTS AND SERVICES; THE COMPANY MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO REACH ITS GROWTH OBJECTIVES AND/OR MEET ITS EXPENSES AND THE SECURITIES MAY NEVER HAVE ANY VALUE.  AMONG OTHER RISKS, THE PURCHASER SHOULD CONSIDER THE FOLLOWING:

SECTION 5.01.     Development Stage of Company; Uncertainty of Future Revenues.  The Company’s operations are subject to all of the risks inherent in a new business enterprise.  The Company currently has limited revenue, limited operating history and limited salable product.  The Company is subject to the same types of risks that many new businesses face including but not limited to shortages of cash, under-capitalization and expenses in connection with new product development.  The Company does not currently anticipate positive cash flow on a monthly basis and cannot give assurances that it will be operating at break-even levels at any time in the future.  Various problems, expenses, complications and delays may be encountered in connection with the Company’s development, both in terms of its products and its business.  Future growth beyond present capacity will require significant expenditures for expansion, marketing, research and development.  These expenses must be paid either out of the proceeds of this or future offerings of the Company’s securities or out of its generated revenues and profits, if any.  The availability of funds from either of these sources cannot be ensured.

SECTION 5.02.     Technology.  The Company’s focus is directed towards light sensitive ink technology which will require substantial further investment for the Company to reach its revenue and profitability goals.  The Company cannot assure the Purchaser that the Company’s technologies will enable the Company to develop any additional commercial products such that the Purchaser will receive a return on his investment. In addition, the value of the Company’s technology and any products derived from its technology could be substantially reduced as new or modified techniques for combating document and product counterfeiting and product diversion are developed and become widely accepted.  The Company cannot guarantee that future technological developments will not result in the obsolescence of its technologies.

SECTION 5.03.     General Industry Risks.  The industry in which the Company intends to compete is subject to the traditional risks faced by any industry including but not limited to adverse changes in general economic conditions, the availability and expense of liability insurance and adverse changes in local markets.  However, the Company will also be subject to industry specific risks such as counterfeiters learning how to circumvent new and existing technologies, evolving consumer preference, federal, state and local chemical processing controls, consumer product liability claims and risks of product tampering.

SECTION 5.04.     Competition in the Company’s Industry.  In the area of document security and product authentication and serialization, the Company is aware of other companies and other similar technologies, including both covert and overt surface marking techniques, which require decoding elements or analytical methods to reveal the relevant information.  These technologies are offered by other companies for the same anti-counterfeiting and anti-diversion purposes for which the Company plans to market its technologies.  Other competitors are marketing products utilizing the hologram and copy void technologies.  The hologram, which has been incorporated into credit cards to foil counterfeiting, is considerably more costly than the Company’s technology.  Copy void is a security device which has been developed to indicate whether a document has been photocopied.  It is anticipated that a significant number of companies of varying sizes, which may ultimately include divisions or subsidiaries of larger companies, will be vying for the same market segment as the Company is.  A number of these competitors may have substantially greater financial and other resources available to them.  There can be no assurance that the Company can compete successfully with such other companies.  Competitive pressures or other factors could cause the Company to lose market share or could result in significant price erosion, either of which would have a material adverse effect on the results of the Company’s operations.

SECTION 5.05.     Governmental Regulation of the Company’s Business.  The Company’s operations may be subject to varying degrees to federal, state or local laws and regulations.  Operations such as those the Company intends to conduct may be subject to federal, state and local laws and regulations controlling the development of technologies related to privacy protection, the protection of the environment from materials that the Company may use in its inks and advanced algorithm formulations or encryption tactics that the Company may develop.  Any of these regulations may have a materially adverse effect upon the Company’s operations.

SECTION 5.06.     Rapidly Changing Market.  The Company believes that the market for its products is rapidly changing with evolving industry standards.  The Company’s future success will depend in part upon its ability to introduce new products and features to meet changing customer requirements and emerging industry standards.  There can be no assurance that the Company will successfully complete the development of future products or that the Company’s current or future products will achieve market acceptance.  Any delay or failure of these products to achieve market acceptance would adversely affect the Company’s business.  In addition, there can be no assurance that products or technologies developed by others will not render the Company’s products or technologies non-competitive or obsolete.

SECTION 5.07.     Lack of Diversification.  The Company’s proposed operations, even if successful, will in all likelihood result in the Company’s engaging in a business which is concentrated in only one industry.  Consequently, the Company’s activities will be limited to the anti-counterfeiting industry.  The Company’s inability to diversify its activities into a number of areas may subject the Company to economic fluctuations within a particular business or industry and, therefore, increase the risks associated with the Company’s operations.

SECTION 5.08.     Lack of Liquidity.  A purchase of the Securities should be considered a long-term investment.  There is no public market for the Securities, nor is one expected to develop as a result of this offering.  The Purchaser must be prepared to hold the Securities indefinitely and should not expect to be able to liquidate this investment even in an emergency or for any other reason.

SECTION 5.09.     Need for Additional Funds; Future Dilution.  The Company will require significant additional funds in order bring the Company’s products and services to market.  To the extent that the funds generated by this offering together with existing resources and any future earnings or credit facilities are insufficient to fund the Company’s activities, the Company may adversely affect the current stockholders by diluting the stockholders’ interests in the Company.  It is difficult to estimate the exact funds necessary to develop a finished product.  No assurance can be given that additional financing will be available or that, if available, it will be obtained on terms favorable to the Company.  If adequate funds are not available, the Company may have to reduce developing, manufacturing and marketing activities and services, which could have a material adverse effect on the Company’s business, or discontinue operations entirely.

SECTION 5.10.     Dependence on Management and Limited Staff.  The Company’s ability to achieve its objectives is largely dependent upon the services of Norman Gardner (the “Founder”).  The loss of services of the Founder could have a material adverse impact on the Company.  The death or disability of the Founder or the occurrence of any other uninsured event would likely have a material adverse impact on the Company.  The Company’s future success also depends on its continuing ability to attract and retain highly qualified technical, sales and marketing, customer support, financial and accounting and managerial personnel.  Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain highly qualified personnel in the future.

SECTION 5.11.     Dividends.  The Company does not intend to pay dividends to the holders of any of the Company’s outstanding capital stock for the foreseeable future.  Therefore, potential purchasers who anticipate the need for immediate or future income by way of dividends from their investment should refrain from the purchase of the Securities.

SECTION 5.12.     Projections.  Any financial projections of the Company and projections relating to the future market for the Company’s potential products are based upon current assumptions as to future events and conditions which the Company believes to be reasonable as of the date thereof, but which are inherently uncertain and unpredictable.  Any such projections have been prepared by officers of the Company and no independent expert rendered an opinion as to the reasonableness of the projections or the assumptions on which they are based.  The assumptions may prove to be incomplete or incorrect, and unanticipated events and circumstances may occur.  Because of such uncertainties, and the other risks outlined herein, the actual results of the Company’s future operations can be expected to be different from those projected, and such difference may be material and adverse.  The Purchaser should consider the projections in light of the underlying assumptions, reach their own conclusions as to the reasonableness of those assumptions and evaluate the projections on the basis of that analysis.

SECTION 5.13.     Controlling Stockholders.  Upon the closing of the transaction contemplated by this Agreement, control of the majority of the outstanding shares of capital stock of the Company will remain concentrated amongst very few individuals.  As a result of the beneficial ownership of a majority of the outstanding capital stock with a majority of the voting rights, these individuals will be in a position to control the outcome of all matters requiring a vote of the Company’s stockholders, including the election of directors.

SECTION 5.14.     Determination of Purchase Price.  There have been no formal professional opinions concerning the value of the stock of the Company, the value of the assets of the Company, the net worth of the Company or the projected financial results of the Company.  The Purchase Price for the Shares has been determined by the Company based in part on public information.  The Purchase Price for the Shares is not necessarily indicative of their value since there are many unknowns at this time.  It is possible that the Shares, if transferable, could not be resold for the Purchase Price, or for any other amount.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.     Further Action.  (a)  Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Each party hereto shall cooperate and use its reasonable best efforts to (i) promptly prepare and file with the appropriate Governmental Authorities all necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) comply, at the earliest practicable date following the date of receipt by the Purchaser or the Company, with any request for information or documents from a Governmental Authority related to, and appropriate in the light of, matters within the jurisdiction of such Governmental Authority, provided that (x) the parties shall use their reasonable best efforts to keep any such information confidential to the extent required by the party providing the information and (y) each party may take, in its reasonable discretion, appropriate legal action not to provide information relating to trade or business secrets, privileged information or other information which reasonably should be treated as confidential, (iii) take all actions necessary or advisable to promptly obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (iv) oppose vigorously any litigation that would impede or delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including promptly appealing any adverse court order.

SECTION 6.02.     Corporate Actions.  (a)  Until the date that is 3 years after the Closing Date, the Company shall timely file with the SEC all SEC Reports required to be made by the Company, and the Company shall comply in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.  As of their respective dates, the SEC Reports shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           As long as any Warrants are outstanding, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of Common Stock to permit the full exercise of the Warrants issued in connection with this Agreement.

SECTION 6.03.     Covenants.  Until the date that is 24 months after the Closing Date, the Company shall not, without the Purchaser’s consent:

(a)      Issue or sell in any manner whatsoever (other than to the Purchaser) any preferred stock or any other equity securities having a preference on liquidity senior to the Common Stock; provided, that if the Company does issue or sell any such preferred stock or any other equity securities having rights more favorable than the Common Stock, then:

 (i)           notwithstanding any contrary rights otherwise applicable to the Common Stock, the Company shall be required to treat all shares of Common Stock issued in connection with the transactions contemplated in this Agreement and the shares of Common Stock issuable upon exercise of any warrants exercisable for shares of Common Stock issued in connection with the transactions contemplated in this Agreement as though they are entitled to the same more favorable rights, and the Company shall be required to take any action requested by Purchaser to give effect to such intent, including by way of exchanging any shares of Common Stock and warrants exercisable for shares of Common Stock for corresponding shares of preferred stock, warrants exercisable for preferred stock, or any other equity securities issued with the Purchaser’s consent in accordance with this Section 6.03(a); and

 (ii)           if the Company receives a bona fide binding offer from a third-party under which such third-party would purchase from the Company, and the Company would issue or sell to such third party, any preferred stock or any other equity securities having a preference on liquidity senior to the Common Stock, that the Company intends to consummate if the Purchaser granted its consent under this Section 6.03(a), then the Company shall notify the Purchaser of such offer prior to requesting consent to the transaction from the Purchaser and the Purchaser shall have a right of first refusal with respect to such offer during a period beginning on the date on which the Purchaser receives a written notice from the Company, specifying the terms of the offer in detail, and ending five (5) Business Days later. Any time before the expiration of such five (5) Business Day period, the Purchaser may elect, by written notice delivered to the Company, to purchase such securities on the same terms contained in the binding offer in lieu of such third party and the Company shall consummate such transaction with the Purchaser within five (5) Business Days thereafter.

(b)           If the Company issues or sells any Common Stock or Common Stock Equivalents at a price per share lower than the lesser of (i) the prevailing market price per share of Common Stock or Common Stock Equivalents at the time of issuance or sale (which, as long as the Common Stock is listed, shall be the closing price on the last trading day prior to such issuance or sale of the Common Stock as traded on a national securities exchange, the NASDAQ Global Market, the NASDAQ Capital Market, or another nationally recognized trading system (including Pink OTC Markets, Inc.)) or (ii) $0.045 per share of Common Stock or Common Stock Equivalents (such price, a “Lower Price”), then,

 (i)           on the date of such issuance or sale, the Company shall issue to the Purchaser a number of shares of Common Stock (if greater than zero) equal to (x) the number of Shares multiplied by (1) $0.045 divided by (2) the Lower Price minus (y) the number of Shares minus (z) all shares of Common Stock previously issued to the Purchaser under this Section 6.03(b).  All shares of Common Stock issued to the Purchaser under this Section 6.03(b) shall be entitled to the same rights given to the Shares under this Agreement and the Ancillary Agreements; and

 (ii)           if the Company receives a bona fide binding offer from a third-party under which such third-party would purchase from the Company, and the Company would issue or sell, any Common Stock or Common Stock Equivalents at a Lower Price to such third party, that the Company intends to consummate if the Purchaser granted its consent under this Section 6.03(b), then the Company shall notify the Purchaser of such offer prior to requesting consent to the transaction from the Purchaser and the Purchaser shall have a right of first refusal with respect to such offer during a period beginning on the date on which the Purchaser receives a written notice from the Company, specifying the terms of the offer in detail, and ending five (5) Business Days later. Any time before the expiration of such five (5) Business Day period, the Purchaser may elect, by written notice delivered to the Company, to purchase such securities on the same terms contained in the binding offer in lieu of such third party and the Company shall consummate such transaction with the Purchaser within five (5) Business Days thereafter.

(c)           Acquire or divest (including by merger, consolidation or acquisition or divestiture of stock or assets or any other business combination) any corporation, limited liability company, partnership, other business organization or any division thereof or any material amount of assets.

(d)           Incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person.

(e)           Enter into any new line of business, make any change to the current Company business plan or adopt a new Company business plan.

(f)            Enter into any transaction with any of its Affiliates.

(g)           Amend or restate the Amended and Restated Certificate of Incorporation of the Company, dated December 17, 2003, as amended.

SECTION 6.04.     Ancillary Agreements.  Each party hereto shall use its best efforts to promptly execute and deliver each of the Ancillary Agreements in substantially the forms attached as Exhibits hereto.

SECTION 6.05.     Use of Proceeds.  The Company shall use the proceeds from the sale and issuance of the Shares and Warrants in accordance with, and in the order set forth in, Schedule 6.05 hereto; provided, that, proceeds may be used for ordinary course payments of compensation to the management of the Company substantially consistent with current levels of compensation.

SECTION 6.06.     Director; Observer.  Until the date that is four (4) years after the date of effectiveness of the Company’s registration statement to be filed pursuant to the Registration Rights Agreement:

(a)           The Purchaser shall be entitled to nominate, and the Company shall arrange to fill, two seats on the Company’s board of directors with two Persons reasonably acceptable to the Company, such acceptance not to be unreasonably withheld.  To the extent those positions become vacant for any reason, the Company agrees that the Purchaser shall be permitted to fill the vacancy. To the extent he is at any time serving on the Company’s board of directors, Jonathan Weinberger shall be deemed to be one of the two Persons selected by Purchaser to fill one of the two seats on the Company’s board of directors.

(b)           The Company shall appoint Purchaser’s designee as a non-voting observer to the Company’s board of directors, to the extent such Person is reasonably acceptable to the Company, such acceptance to be not unreasonably withheld, such designee replaceable at the Purchaser’s discretion from time to time at any time.

(c)           The Company shall appoint Purchaser’s designee as an advisor to each of the Company’s advisory committees, such designee replaceable at the Purchaser’s discretion from time to time at any time.

(d)           The Company agrees that there shall not be more than nine (9) directors serving together on the Company’s board of directors at any time.

SECTION 6.07.     Additional Investment Options.

(a)           If, during the period between the date hereof and the date that is 18 months from the date hereof, in addition to the funds received pursuant to the Subscription Agreement, the Company reasonably determines that it requires an additional $900,000 to fund its working capital, then, at any time following such determination, at the Purchaser’s election in its sole discretion, within five (5) Business Days after the date of the Purchaser’s written notification to the Company of such election (or on any other date agreed by the Purchaser and the Company), the Company shall sell and issue to the Purchaser, and the Purchaser shall have the first right to purchase from the Company (i) 30,000,000 shares of Preferred Stock, and (ii) a warrant to purchase 30,000,000 shares of Common Stock with an initial exercise price of twelve cents ($0.12) and otherwise on terms consistent with those provided in the Warrants (or such lesser amount of shares of Preferred Stock and warrants exercisable for shares of Common Stock as determined in the sole discretion of the Purchaser), and in exchange therefor, the Purchaser shall pay cash in the amount per share of Preferred Stock (together with a corresponding warrant exercisable for one share of Common Stock to the Company) that is the lower of (A) three cents ($0.03) or (B) 90% of the prevailing market price per share of Common Stock or Common Stock Equivalents at the time of such issuance or sale (which, as long as the Common Stock is listed, shall be the closing price on the last trading day prior to such issuance or sale of the Common Stock as traded on a national securities exchange, the NASDAQ Global Market, the NASDAQ Capital Market, or another nationally recognized trading system (including Pink OTC Markets, Inc.) by wire transfer of immediately available funds to a bank account designated in writing by the Company to the Purchaser.

SECTION 6.08.     Pre-Emptive Right.

(a)           Grant of Pre-Emptive Right.  Until the date that is 24 months after the Closing Date, the Company hereby grants the Purchaser the right to receive equity securities or other securities convertible into equity securities of the Company (“New Securities”, and any such transaction, an “Equity Financing”) proposed to be sold by the Company, of an amount of such New Securities as is required for the Purchaser to maintain its fully-diluted ownership percentage in the Company calculated as of the time immediately prior to the issuance of such New Securities (the “Pre-Emptive Right” and such amount, the “Purchaser’s Pro-Rata Portion”).  The Purchaser’s Pre-Emptive Right with respect to New Securities shall not be applicable to, and the Purchaser shall have no right to purchase any New Securities issued in connection with any bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise.

(b)           Notice of Equity Financing.  In the event the Company desires to consummate an Equity Financing, the Company shall give notice (the “Offer Notice”) to the Purchaser, stating (i) its bona fide intention to offer and sell New Securities in an Equity Financing, (ii) the number of such New Securities to be offered and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(c)           Exercise of Pre-Emptive Right.  The Company shall ensure that the Purchaser shall automatically receive in such Equity Financing the Purchaser’s Pro-Rata Portion of such New Securities simultaneously with the consummation of such Equity Financing.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01.     Survival of Representations and Warranties.  (a)  The representations and warranties of the Company contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date, other than the representations and warranties set forth in Sections 3.01, 3.03 and 3.10, which shall survive indefinitely.  Notwithstanding anything herein to the contrary, the representations and warranties contained in Section 3.14 shall terminate at the close of business 30 days after the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(b)           The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date, other than the representations and warranties set forth in Section 4.01, which shall survive indefinitely.

SECTION 7.02.     Indemnification by the Company.  (a)  To the greatest extent permitted by applicable Law, the Company shall indemnify and hold harmless the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) from and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:  (i) the breach of any representation or warranty of the Company contained herein, or in any agreement, certificate or instrument delivered pursuant hereto set forth therein and (ii) the breach of any agreement or covenant of the Company contained herein.

(b)           Notwithstanding the provisions of Section 7.02(a), the maximum liability of the Company under this Section 7.02 shall not exceed $2,000,000, provided, however, that the limitations in Section 7.02(b) shall not apply to breaches by the Company of its representations and warranties contained in Sections 3.01, 3.03 and 3.10 or a breach of the covenants in Section 6.03.

(c)           A Purchaser Indemnified Party shall give the Company prompt written notice of any matter that a Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, no later than within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  The obligations and Liabilities of the Company under this Article VII with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and be contingent upon the following additional terms and conditions:  if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Company notice of such Third Party Claim within 30 days after the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Company from any of its obligations under this Article VII except to the extent that the Company is materially prejudiced by such failure and shall not relieve the Company from any other obligation or Liability that it may have to any Purchaser Indemnified Party otherwise than under this Article VII.  If the Company acknowledges in writing its obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Company shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser Indemnified Party within five days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Purchaser Indemnified Party, on the one hand, and the Company, on the other hand, then the Purchaser Indemnified Party shall be entitled to retain its own counsel in addition to any requisite local counsel for which the Purchaser Indemnified Party reasonably determines counsel is required at the expense of the Company.  In the event that the Company exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Company in such defense and make available to the Company, at the expense of the Company, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party’s possession or under the Purchaser Indemnified Party’s control relating thereto as is reasonably required by the Company.  Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Company shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the expense of the Company, all such witnesses, records, materials and information in the Company’s possession or under the Company’s control relating thereto as is reasonably required by the Purchaser Indemnified Party.  No such Third Party Claim may be settled by the Company without the prior written consent of the Purchaser Indemnified Party, except if such settlement constitutes a full and unconditional release of the Purchaser Indemnified Party.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.     Amendment; Waiver.  This Agreement may not be amended, supplemented, modified or restated except by an instrument in writing signed by, or on behalf of, the parties hereto or by a waiver in accordance with this Section 8.01.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.02.     Confidentiality.  The Purchaser and the Company covenant and agree that they will not, and they will cause their principals, Affiliates, officers and other personnel and authorized representatives not to, use information concerning another party’s business, properties and personnel received in the course of negotiating this Agreement and investigation in connection with this transaction and will hold such information (and will cause the aforesaid persons to hold such information) in confidence until such information otherwise becomes publicly available or as may be required by applicable Law.

SECTION 8.03.     Expenses.  Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses incurred in connection with this Agreement, including the fees and expenses of their respective accountants and legal counsel.

SECTION 8.04.     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy, facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.04):

(a)           if to the Company:

LaserLock Technologies, Inc.
837 Lindy Lane
Bala Cynwyd, PA 19004
Facsimile:  (610) 668-2771
Attention:  Norman Gardner
Attention:  Neil Alpert

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Facsimile:  (215) 963-5001
Attention:  Justin W. Chairman, Esq.

(b)           if to the Purchaser:

VerifyMe, Inc.
205 Linda Drive
Daingerfield, TX  75638
Facsimile:  (212) 661-2146
Attention:  Shephard Lane

with a copy to:

Lane & Seidman LLP
2 Park Avenue, 14th Floor
New York, NY 10016
Facsimile:  (212) 249-6960
Attention:  Vanessa Seidman, Esq.

SECTION 8.05.     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 8.06.     Assignment.  This Agreement may not be assigned by the Company, by operation of law or otherwise, without the express written consent of the Purchaser (which consent may be granted or withheld in the sole discretion of the Purchaser).  The Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates without the consent of the Company or to a third party with the consent of the Company, which consent shall not be unreasonably withheld.

SECTION 8.07.     Third Party Beneficiaries and Transfers.  Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.08.     Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 8.09.     Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Ancillary Agreements.  Each of the parties hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.09.

SECTION 8.10.     Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Company and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 8.11.     Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 8.12.     Public Announcements.  Subject to its obligations under Law (including requirements of stock exchanges and other similar regulatory bodies and the requirements of the Exchange Act), no party hereto shall make any announcement regarding the entering into of this Agreement or the Closing to the financial community, governmental entities, employees, customers or the general public without the prior consent of the other party, which shall not be unreasonably withheld; provided, that if a party hereto is required by any such obligations under Law to make any such announcement as contemplated by this Section 8.12, the parties hereto shall cooperate with each other regarding the contents and timing of any such announcement, and the non-announcing party shall have the opportunity to review and comment upon the language of the proposed announcement in advance of public disclosure.  Any such comments shall be considered in good faith by the announcing party.

SECTION 8.13.     No Termination.  This Agreement may not be terminated or rescinded for any reason.

SECTION 8.14.     Restrictive Legends.  In order to reflect the restrictions on disposition of the Shares and the Warrants, certificates representing the Shares and the Warrants will be endorsed with restrictive legends, including a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

LASERLOCK TECHNOLOGIES, INC.

By:	/s/Norman A. Gardner
Name: Norman A. Gardner
Title: Chief Executive Officer

[Signature Page to Investment Agreement]

VERIFYME, INC.

By:	/s/ Claudio Ballard
Name: Claudio Ballard
Title: President

[Signature Page to Investment Agreement]

SCHEDULE 2.05(b)

TERMS OF PREFERRED STOCK

1.	The Preferred Stock shall be senior convertible preferred stock, which shall be senior to all existing or future preferred stock.

2.	Stated Amount and Preference: $1,000,000.00.

3.	Conversion: Convertible into common stock by dividing stated amount per share by Conversion Price.

4.	Conversion Price: Initial conversion price equals $0.03, subject to adjustment.

5.	Adjustment and Anti-Dilution: Conversion price subject to “full ratchet” adjustment in the event of issuance of Common Stock at a price below the then applicable conversion price.

6.
Approval Rights: For two (2) years beginning on the date of the first issuance of Preferred Stock to the Purchaser, approval of holders of a majority of stated amount of Preferred Stock shall be required for all significant corporate actions including, but not limited to: issuance of any securities with a senior preference on liquidation; incurrence of debt; approval of annual business plans; sale or acquisitions of assets or businesses; sale, license or other actions relating to any material intellectual property rights; merger, reorganization, combination or similar transaction; bankruptcy filing or similar actions.

7.
Preference on Liquidation: On any liquidation or deemed liquidation, holders of Preferred Stock will have the right to receive the stated amount per share of the Preferred Stock prior to any distribution to holders of Common Stock.

SCHEDULE 3.11

ABSENCE OF CERTAIN CHANGES OR EVENTS; ABSENCE OF UNDISCLOSED LIABILITIES

1.           None.

SCHEDULE 6.05

USE OF PROCEEDS

The proceeds received by the Company in connection with this Agreement will be used to pay expenses incurred in the normal course of business consistent with the Company’s business plan provided to the Purchaser at the earliest stages of discussion and include expenses such as compensation, insurance, sales and marketing, research & development, professional fees and working capital.

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

See attached.

EXHIBIT B

FORM OF SUBSCRIPTION AGREEMENT

See attached.

EXHIBIT C

WARRANTS

See attached.

EXHIBIT D

PRO FORMA CAPITALIZATION TABLE AND BALANCE SHEET

See attached.

EXHIBIT E

DISCLOSURES

None.